Exhibit 4.1

METHANEX CORPORATION

STOCK OPTION PLAN 2012

(Amended and Restated to Reflect Amendments approved by the

Board of Directors to and including January 28, 2010; approved by shareholders on April 29, 2010) (Revised with effect from November 18, 2011)

A.	THE PLAN

The Stock Option Plan 2010 (the “Plan”) is the amended and restated stock option plan of Methanex Corporation (“Corporation”), reflecting amendments to and including January 28, 2010, of the prior Stock Option Plan in effect before that date. The Plan for key employees and directors of the Corporation and its majority-owned subsidiaries (“subsidiaries”) to purchase unissued common shares of the Corporation (“Shares”) has been established on the terms and conditions hereinafter set out.

B.	PURPOSE

The purpose of the Plan is to develop the interest of key employees of the Corporation and its subsidiaries in growth and development by providing them with the opportunity through options on Shares to acquire an increased financial interest in the Corporation.

C.	GRANT OF OPTIONS

Prior to January 28, 2010, the Board of Directors of the Corporation has from time to time in its discretion granted to officers, directors and other employees of the Corporation and its subsidiaries options to acquire Shares. The Board of Directors of the Corporation may from and after January 28, 2010 from time to time in its discretion grant to officers and other employees of the Corporation (who in each case must be regularly employed (on a full-time or part-time basis) by the Corporation or a subsidiary and who, in the opinion of the Board of Directors, are key employees), an option to acquire all or any part of an allotment of Shares upon and subject to such terms, conditions and limitations as are herein contained and otherwise as the Board of Directors may from time to time determine with respect to each option. For greater certainty, such terms may include, without limitation, provision for immediate forfeiture of outstanding options and/or payment of cash compensation to the Corporation and/or return of Shares to the Corporation where, as a result of any gross negligence, fraud or other illegal conduct of an officer or employee of the Corporation or a subsidiary: (i) the Corporation has to restate its financial results; or (ii) it later becomes clear that metrics used and which formed the basis of any employee incentive compensation were not in fact achieved. Effective March 2, 2007, the Board of Directors may not grant options to non-management directors under the Plan.

From and after January 28, 2010, at the discretion of the Board of Directors of the Corporation, an option granted under this Plan may have connected therewith at the time of grant, a number of stock appreciation rights (“SARs”), which number must be fixed on the date of the grant of the option to which such SARs are connected and upon and subject to such terms, conditions and limitations as are herein contained and otherwise as the Board of Directors may from time to time determine with respect to each SAR.

An optionee who has been granted SARs may exercise such SARs, subject to the satisfaction of any applicable vesting condition, by surrendering to the Corporation, unexercised, the right to subscribe for one Share pursuant to the related option. Upon such exercise, the optionee or, where the optionee has died, the person who exercises the SAR pursuant to clause (a) of Section E., shall receive from the Corporation cash in an amount equal to the excess of the US Dollar closing price of a Share on the Nasdaq Global Market on the most recent day preceding the exercise date upon which Shares were traded on such Exchange over the Grant Price (defined below) under the related option determined in accordance with Section D. of the Plan (adjusted where applicable in accordance with Section H.), net of any applicable withholding taxes and other required source deductions.

Each exercise of a SAR shall cancel that option in respect of such Share and such option shall be of no further force or effect. An unexercised SAR in respect of a Share shall terminate when the related Option is exercised in respect of such Share, or if the Option is not so exercised, when such Option ceases to be exercisable under the Plan. Shares subject to any Option that expires, is forfeited or that is cancelled on exercise of a SAR will be credited to the Corporation’s Share reserve and will be available for future Option grants under the Plan.

The maximum number of Shares that may be issued from and after May 5, 2009 pursuant to options granted pursuant to this Plan is 8,400,000. The maximum number of Shares which may be reserved for issuance to, or covered by any option granted to, any single person shall not exceed the lower of 5% of the outstanding issue or the maximum number permitted by the applicable securities laws and regulations of Canada or of the United States or any political subdivision of either, and the by-laws, rules and regulations of any stock exchange or other trading facility upon which the Shares are listed or traded, as the case may be.

The maximum number of Shares:

(i)	issued to insiders of the Corporation pursuant to options under the Plan within any one year period, or

(ii)	issuable to insiders of the Corporation pursuant to options under the Plan at any time,

shall not, when combined with all of the Corporation’s other security based compensation arrangements, exceed 10% of the Corporation’s total issued and outstanding securities.

D.	GRANT PRICE

The price of the Shares, upon exercise of each option granted under the Plan, shall be a price fixed for such option by the Board of Directors, but such price shall be not less than the fair market value of the Shares on the date the option is granted. For the purposes of the Plan, the fair market value on the grant date shall be deemed to be the US Dollar equivalent of the closing price of a Share on the Toronto Stock

Exchange on the most recent day preceding the grant date upon which Shares were traded on such Exchange (“Grant Price”). The “US Dollar equivalent of the closing price” shall be determined using the US Dollar/Canadian Dollar Daily Noon Rate as published by the Bank of Canada on the same day that the closing price is established.

E.	TERM

The Shares identified in the option may be purchased, and any SAR connected with an option may be exercised at such time or times after the option is granted as may be determined by the Board of Directors and as is set forth in the option agreement between the optionee and the Corporation.

Each option, unless sooner terminated in accordance with the terms, conditions and limitations of the option, and any SAR connected therewith, shall expire on a date (“Expiry Date”) not later than, with respect to options granted prior to 2005, ten years from the day the option was granted, and, with respect to options granted in 2005 or later, seven years from the day the option was granted, which date shall be fixed by the Board of Directors, except that, subject to the right of the Board of Directors, in its discretion, to determine that a particular option may be exercisable during different periods, in respect of a different amount or portion of shares or in a different manner:

(a)	in the case of the death of an optionee prior to the Expiry Date, each option held by the optionee will vest immediately and will be exercisable by the legal representative of such optionee, or by the person or persons to whom the optionee’s rights under the option pass by will or the laws of devolution or distribution and descent, prior to the earlier of (i) the date which is one year from the date of death of such optionee (or such shorter or longer period as may be determined by the Board of Directors at the time of grant of the option), and (ii) the Expiry Date;

(b)	if an optionee ceases to be an officer or employee of the Corporation or an officer or employee of a subsidiary of the Corporation prior to the Expiry Date as a result of the optionee being unable, by reason of physical or mental health, to perform the duties of the optionee’s position, each option held by the optionee will vest immediately and will be exercisable until the Expiry Date;

(c)	if an optionee ceases to be an officer or employee of the Corporation or an officer or employee of a subsidiary of the Corporation prior to the Expiry Date as a result of (i) the termination of the optionee’s employment as a result of an Eligible Retirement of the optionee, or (ii) the termination by the optionee’s employer of the optionee’s employment by reason of a major divestiture or disposition of assets, facility closure or major downsizing, each option held by the optionee shall continue to vest in accordance with the terms and conditions thereof and will be exercisable until the Expiry Date; and

(d)

if an optionee ceases to be an officer or employee of the Corporation or an officer or employee of a subsidiary of the Corporation prior to the Expiry Date in circumstances other than as described in clauses (a), (b) or (c) above, each option held by the optionee that vests prior to the earlier of (A) the date which is 90 days following the date such optionee so ceases to be an officer or employee of the Corporation or an officer or employee of any subsidiary of the Corporation, or such earlier or later date as the Board of Directors may, in its discretion, determine; and (B) the Expiry Date, will be exercisable by the optionee until the earlier of the dates determined under clauses (A) and (B).

Notwithstanding the foregoing provisions, if any option will, apart from this paragraph, expire or, pursuant to the foregoing provisions of this section E, cease to be exercisable during any Blackout Period or within the 10 business days immediately after the last day of a Blackout Period, the option will be exercisable until, and will expire on, the date which is 10 business days after the last day of the Blackout Period and such 10th business day shall be considered the expiration date for such option for all purposes under this Plan.

As used in the Plan, the following terms shall have the meanings indicated:

(a)	“Blackout Period” means any period during which a policy of the Corporation or any “affiliate” of the Corporation (within the meaning of that expression as used in the Securities Act (British Columbia)) prohibits or prevents any optionee from trading Shares or exercising an option;

(b)	“business day” means a day, other than Saturday, Sunday and any other day which is a statutory holiday in British Columbia or on which the Shares are not available for trading on the facilities of the Toronto Stock Exchange or through the Nasdaq Global Market; and

(c)	“Eligible Retirement” means an optionee’s termination of employment with the Corporation or a subsidiary (other than in connection with a transfer of employment from the Corporation to a subsidiary or vice versa or a termination of the optionee’s employment by the Corporation or a subsidiary for cause) in circumstances meeting each of the following conditions: (i) the optionee has been continuously employed by the Corporation and/or a subsidiary for a minimum of 5 years; (ii) the optionee has notified the Corporation or the subsidiary by which he or she is employed of his or her intended termination of employment at least 30 days prior thereto; and (iii) the optionee has attained 55 years of age.

A change in the duties or position of an optionee or the transfer of such optionee from a position with the Corporation to a position with a subsidiary of the Corporation, or vice versa, will not trigger the termination of such optionee’s option, provided such optionee remains an officer or employee of the Corporation or an officer or employee of any subsidiary of the Corporation.

Shares subject to an option which is not exercised or which is cancelled shall become available for subsequent options under the Plan.

F.	ISSUE OF SHARES

No person shall have any of the rights of a shareholder in respect of any Shares under an option until such shares have been paid for in full and issued to such person.

G.	TRANSFERABILITY

No option shall be transferable or assignable otherwise than by will or the laws of succession and distribution.

H.	ALTERATION OF NUMBER OF SHARES SUBJECT TO THE PLAN

The number of Shares subject to the Plan shall be increased or decreased proportionately in the event of the subdivision or consolidation of such Shares, and in any such event a corresponding adjustment shall be made changing the number of shares deliverable upon the exercise of any option theretofore granted without change in the total price applicable to the unexercised portion of the option, but with a corresponding adjustment in the price for each share covered by the option, and any SAR connected with such option shall be adjusted accordingly. In the event that the Corporation is reorganized or merged or consolidated or amalgamated with another corporation, appropriate provisions shall be made for the continuance of the options and SARs outstanding under the Plan and to prevent a material dilution or enlargement of any optionee’s rights with respect to any such options or SARs.

I.	ADMINISTRATION

Within the limitations set forth in the Plan, the Board of Directors, or any Committee of the Board to which such authority shall be delegated by the Board, is authorized to provide for the grant and exercise of options on such terms (which may vary as between options) as it shall determine. All decisions and interpretations made by the Board of Directors, or any such committee, shall be binding and conclusive on the Corporation and all employees eligible to participate in the Plan.

J.	AMENDMENT AND TERMINATION

The Board of Directors may at any time terminate the Plan with respect to any Shares not at the time subject to option. Subject to the following paragraph, the Board of Directors may at any time and from time to time amend, without shareholder approval, any of the provisions of the Plan or any option or SAR, subject to obtaining any required approval of any applicable stock exchange or other regulatory authority (provided that any such amendment may not, without the consent of the optionee, adversely affect or impair any option or SAR previously granted to an optionee under the Plan), in respect of the following:

(a)	to make any clerical or administrative changes (including a change to correct or rectify an ambiguity, immaterial inconsistency, defective provision, mistake, error or omission, or clarify the Plan’s provisions or a change to the provisions relating to the administration of the Plan);

(b)	to change provisions relating to the manner of exercise of options or SARs, including changing or adding any form of financial assistance provided by the Corporation to participants or, if the Plan has a fixed maximum number of securities issuable, adding provisions relating to a cashless exercise which provides for a full deduction of the underlying Shares from the maximum number issuable under the Plan;

(c)	to change the eligibility for and limitations on participation in the Plan (other than amendments of the Plan to increase any maximum limit of the number of securities that may be issued or issuable which may be specified in the Plan as described in clause (f) in the next paragraph or the reintroduction of participation by non-management directors);

(d)	to change the terms, conditions and mechanics of grant, vesting, exercise and early expiry of options or SARs;

(e)	to change the provisions for termination of options and SARs so long as the change does not permit the Corporation to grant an option or SAR in 2005 or later with an Expiry Date of more than seven years or extend the Expiry Date applicable to an outstanding option or SAR connected therewith;

(f)	to make any addition, deletion or alteration designed to respond to or comply with any applicable law or any tax, accounting, auditing or regulatory or stock exchange rule, provision or requirement or to allow optionholders to receive fair and equitable tax treatment under any applicable tax legislation; and

(g)	to change the transferability of options (including any SARs connected therewith) to permit a transfer or assignment to a spouse or other family member, an entity controlled by the optionee or spouse or family member, an RRSP or RRIF of the optionee, spouse or family member, a trustee, custodian or administrator acting on behalf of, or for the benefit of, the optionee, spouse or family member, any person recognized as a permitted assign in such circumstances in securities or stock exchange regulatory provisions, or for estate planning or estate settlement purposes.

Notwithstanding the preceding paragraph, the Board of Directors may not, without approval by the affirmative vote of not less than a majority of the votes cast by the holders of Shares voting in person or by proxy at a meeting of holders of Shares (excluding, to the extent required pursuant to any applicable rules or regulations of any stock exchange on which the Shares are listed, votes of securities held directly or indirectly by insiders benefiting from the amendment), amend this Plan or any option to:

(a)	increase the number of Shares that can be issued under the Plan, including an increase to the fixed maximum number of securities issuable under the Plan, either as fixed number or a fixed percentage of the Corporation’s outstanding capital represented by such securities;

(b)	reduce the exercise price or purchase price of an outstanding option (including a cancellation of an outstanding option for the purpose of exchange for reissuance at a lower exercise price to the same person);

(c)	extend the Expiry Date of an option (except with respect to a Blackout Period as described in Section E above) or amend the Plan to permit the grant of an option in 2005 or later with an Expiry Date of more than seven years from the day the option is granted;

(d)	expand the class of eligible recipients of options under the Plan that would permit the introduction or reintroduction of non-employee directors;

(e)	expand the transferability or assignability of options (including any SARs connected therewith), other than an amendment that would permit transfer or assignment of an option (including any SARs connected therewith) to a spouse or other family member, an entity controlled by the option holder or spouse or family member, an RRSP or RRIF of the option holder, spouse or family member, a trustee, custodian or administrator acting on behalf of, or for the benefit of, the option holder, spouse or family member, any person recognized as a permitted assign in such circumstances in securities or stock exchange regulatory provisions, or for estate planning or estate settlement purposes;

(f)	amend the Plan to increase any maximum limit of the number of securities:

(i)	issued to insiders of the Corporation within any one year period, or

(ii)	issuable to insiders of the Corporation at any time;

which may be specified in the Plan, when combined with all of the Corporation’s other security based compensation arrangements, to be in excess of 10% of the Corporation’s total issued and outstanding securities, respectively;

(g)	if the Plan has a fixed maximum number of securities issuable, add any provision that allows for the exercise of options without cash consideration, whether the option holder receives the intrinsic value in the form of securities from treasury or the intrinsic value in cash, which does not provide for a full deduction of the underlying Shares from the maximum number issuable under the Plan or, if the Plan does not have a fixed maximum number of securities issuable, add any provision that allows for the exercise of options without cash consideration where a deduction may not be made for the number of Shares underlying the options from the Plan reserve; and

(h)	change the amendment provisions of the Plan;

provided that shareholder approval will not be required for increases or decreases or adjustment to the number of Shares subject to the Plan, deliverable upon the exercise of any option or subject to SARs, or adjustment in the exercise price for shares covered by options and the making of appropriate provisions for the continuance of the options and SARs outstanding under the Plan to prevent their dilution or enlargement in accordance with the section or sections of the Plan which provide for such increase, decrease, adjustments or provisions in respect of certain events, including the subdivision or consolidation of the Shares or reorganization, merger, consolidation or amalgamation of the Corporation, or for the amendment of such section or sections.

As used herein “insider” has the meaning given to that term in the Securities Act (British Columbia) and also includes “associates” (within the meaning of that expression as used in the Securities Act (British Columbia)) and affiliates of an insider, but does not include any categories of persons that the Toronto Stock Exchange (the “TSX”) or the staff of the TSX in the rules, regulations, policies and staff notices issued or published by the TSX indicate should be excluded from the definition of insider or that the TSX will not consider an insider a listed issuer for the purposes of the TSX’s rules, regulations, requirement and policies applicable to security based compensation arrangements, including, without limitation, directors or senior officers of a subsidiary or affiliate of the Corporation unless such director or officer:

(a)	in the ordinary course receives or has access to information as material facts or material changes concerning the Corporation before the material facts or material changes are generally disclosed;

(b)	is a director or senior officer of a “major subsidiary” of the Corporation (where “major subsidiary” has the meaning given to that term in National Instrument 55-101); or

(c)	is an insider of the Corporation in a capacity other than as a director or senior officer of the subsidiary or affiliate.